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                                                                      EXHIBIT 99


FlexiInternational Software Acquires The Dodge Group

Expands European Operations to Capitalize on Upcoming Euro Introduction, Acquires Financial Data Warehouse to Broaden Financial Software Solution

SHELTON, Conn., June 25

         ACQUISITION HIGHLIGHTS:

         -        Increased international presence
         -        Increased penetration of finance and banking sectors
         -        Complementary product and service offerings
         -        Synergistic customer base
         -        Non-dilutive in 1998 and accretive in 1999

FlexiInternational Software, Inc. (Nasdaq: FLXI) a leading developer of financial and accounting software systems and related tools for multinational companies, today announced that it has acquired The Dodge Group, a privately held company headquartered in London, England. The Dodge Group specializes in financial data warehouse solutions and has consulting expertise for large banking and financial services clients.

FlexiInternational Software acquired The Dodge Group for 863,500 shares of common stock and $754,000 in cash. The acquisition is expected to be accounted for using the purchase method of accounting and is expected to be non-dilutive to earnings in 1998 and contribute to earnings in 1999.

"The business strategies, market focus, and product portfolios of FlexiInternational and The Dodge Group are highly synergistic," said Stefan R. Bothe, chairman and chief executive officer of FlexiInternational Software. "With this merger, we can offer clients a broader product solution and an increased level of service and support. Our combined strengths and expertise will also provide opportunity to more deeply penetrate the global financial services industry."

Alan Hambrook, CEO of The Dodge Group, will become a senior vice president of FlexiInternational Software responsible for the Company's international operations. The Dodge Group brings to FlexiInternational more than 30 banking clients and 70 employees. Offices located in the United Kingdom, Australia, South Africa, and Japan complement Flexi's eight North American locations and its Hong Kong distributor.

The acquisition increases the company's international presence on the eve of the adoption of the single European currency -- to debut on January 1, 1999. FlexiFinancials, a suite of financial applications with strong multi-currency



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functionality, offers many advantages for multinational companies looking to replace their financial systems as they prepare for the introduction of the Euro.

Sales and product consultants will represent the combined product portfolio in order to take advantage of cross-selling opportunities and to enhance the Company's client support and services. The teaming of the two companies will also benefit the global support of international clients such as Citibank, Skandinaviska Enskilda Banken and Control Data with the international rollout of FlexiFinancials. "This move gives us much stronger access to the North American market which is hungry for data warehousing and decision support solutions. Integration of back office systems and consolidation of trading and global data are becoming pressing issues for many banks and financial institutions. Most software houses have taken a highly fragmented approach. The combination of FlexiInternational and The Dodge Group places us in a unique position to solve this problem," said Hambrook.

Financial Data Warehouse (FDW), one of The Dodge Group's primary products, provides centralized processing, storage, and manipulation of a wide range of enterprise data. The product is highly tuned for the finance and banking sectors, providing "back office" applications such as trading ledgers, position accounting, financial data warehousing, management reporting and repositories for risk and regulatory reporting data. Used by many of the largest banks in the world, FDW clients include Bankers Trust, National Westminster Bank, Lloyds Bank, Nomura and Credit Lyonnais. Clients can rapidly access a wide range of information, from highly summarized balances down to deal-level data and perform drill-down analysis for functions such as product and counterparty profitability, decision support and ad hoc reporting requirements. FlexiFinancials will be tightly integrated with FDW.

About FlexiInternational Software, Inc.

With this acquisition, FlexiInternational Software now has 250 employees and almost 250 client sites worldwide. In addition to the international offices operated by The Dodge Group, the Company, headquartered in Shelton, Connecticut, has eight offices in major U.S. cities, an office in London, and a distribution agreement for the Hong Kong market.

FlexiInternational Software designs, develops, markets, and supports the Flexi family of financial and accounting applications. The Flexi solution -- FlexiFinancials, FlexiInfoSuite, and FlexiTools -- is designed to address the needs of multinational corporations with sophisticated financial accounting requirements for deployment on multiple hardware and software platforms. The Company believes that its solution's distributed, object-oriented, component-based architecture provides significant advantages over traditional financial accounting software, including greater transaction throughput and scalability, ease of implementation and modification, and reduced cost of ownership.




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For additional information, call 1-800-353-9492 or visit the Company's web site at www.flexi.com.

FlexiFinancials, FlexiInfoSuite, and FlexiTools are registered trademarks of FlexiInternational Software, Inc.

This document contains certain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limitation, the words "anticipated,'" "expected" and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, fluctuations in customer demand, intensity of competition from other vendors, timing and acceptance of new products, and general economic and industry conditions, as well as other risks included in the Company's Form 10-K for the year ended December 31, 1997, as filed with the Securities and Exchange Commission. FlexiInternational Software, Inc., assumes no obligation to update the information contained in this press release.